Exhibit 8.1



                         [Hunton & Williams Letterhead]
                                November 14, 1997



Crestar Bank
6802 Paragon Place, 3rd Floor
Richmond, Virginia  23230-9428


                        Crestar Student Loan Trust 1997-1


Ladies and Gentlemen:

                  We have acted as special tax counsel to Crestar Bank, a Virginia banking corporation (the "Depositor"), in connection with the preparation of a Registration Statement on Form S-3 (No. 333-24351) (the "Registration Statement"), which was filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of Student Loan Asset Backed Notes (the "Notes"). The Notes will be issued pursuant to an indenture dated as of December 1, 1997 (the "Indenture") between the Crestar Student Loan Trust 1997-1 (the "Trust") and Bankers Trust Company, as indenture trustee (the "Indenture Trustee").

                  We have reviewed the Registration Statement and the prospectus included therein. In addition, we have reviewed forms of (i) the Trust Agreement dated as of December 1, 1997 (the "Trust Agreement") among the Depositor, Star Bank, National Association, as trustee (the "Eligible Lender Trustee") and Delaware Trust Capital Management Inc., as co-trustee (the "Delaware Trustee");
(ii) the Indenture, including the forms of Notes attached as exhibits thereto; and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

                  Based on the foregoing, we confirm our opinion with respect to the legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Consequences," that such legal conclusions are correct in all material respects, and the discussion thereunder does not
omit any material  provision with respect to the matters  covered.   You  should
be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. There can be no assurance that contrary positions will


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Crestar Bank
November 14, 1997
Page 2

not be taken by the Internal Revenue Service or that the law will not change.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                  No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of Virginia or any other state.

                                                     Very truly yours,



                                                     /s/ HUNTON & WILLIAMS